Exhibit 10.10
February 25, 2011
Dear Gary:
I wanted to confirm, in writing, our discussion that the terms of your employment agreement (“Agreement”) dated February 26, 2008, which include the terms of an extension entered into on January 29, 2010, will be further extended until December 31, 2011. This extension shall fully incorporate the terms of your original Agreement, as modified May 17, 2010, and shall be effective as of the date set forth above. Either party, for any reason, upon written notice given at least 60 days in advance, may terminate this extension, however, such termination would only apply to this extension and your Agreement, as modified on May 17, 2010, shall survive.

Sincerely,
/s/ Anthony J. Alexander
Anthony J. Alexander
President and Chief Executive Officer FirstEnergy Corp.

So Agreed:	/s/ Gary R. Leidich
Gary R. Leidich
Executive Vice President and President, FE Generation

Date:	February 25, 2011